                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                           (Amendment No. _____1____)*

                                    Core Inc.
                                    ---------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    21867P10
                                    --------
                                 (CUSIP Number)

                                December 31, 1997
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                                [X] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 4 Pages

_______________________                                  _______________________

CUSIP No.  21867P10                   13G                Page  2  of  4  Pages
           --------                                           ---    ---
_______________________                                  _______________________

______ _________________________________________________________________________
    1 | NAME OF  REPORTING  PERSON
      | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      |
      | Warburg Pincus Asset Management, Inc.                    13-2673503
______|_________________________________________________________________________
    2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      | (SEE INSTRUCTIONS)                                            _
      |                                                          (a) |_|
      |                                                               _
      |                                                          (b) |_|
      | Not applicable
      |
______|_________________________________________________________________________
    3 | SEC USE ONLY
      |
      |
______|_________________________________________________________________________
    4 | CITIZENSHIP OR PLACE OF ORGANIZATION
      |
      | Delaware
      |
______|_________________________________________________________________________
              |    5 | SOLE VOTING POWER
              |      |
              |      | 630,400
              |      |
              |______|__________________________________________________________
   NUMBER OF  |    6 | SHARED VOTING POWER
    SHARES    |      |
 BENEFICIALLY |      | 531,200
   OWNED BY   |      |
     EACH     |______|__________________________________________________________
   REPORTING  |    7 | SOLE DISPOSITIVE POWER
    PERSON    |      |
     WITH     |      | 1,209,400
              |      |
              |______|__________________________________________________________
              |    8 | SHARED DISPOSITIVE POWER
              |      |
              |      | 0
              |      |
______ _______|______|__________________________________________________________
    9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      |
      | 1,209,400
      |
______|_________________________________________________________________________
   10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      | CERTAIN SHARES (SEE INSTRUCTIONS)
      | [  ]
      |
      | Not Applicable
______|_________________________________________________________________________
   11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      |
      | 16.6%
      |
______|_________________________________________________________________________
   12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      | IA
      |
______|_________________________________________________________________________

Item 1(a):              Name of Issuer:
---------               --------------

                        Core Inc.

Item 1(b):              Address of Issuer's Principal Executive Offices:
---------               -----------------------------------------------

                        Two Copley Place.
                        Boston, MA  02116

Item 2(a)               Name of Person Filing
---------               ---------------------

                        Warburg Pincus Asset Management, Inc.

Item 2(b):              Address of Principal Business Office:
---------               ------------------------------------

                        466 Lexington Avenue, New York, New York 10017

Item 2(c):              Citizenship:
---------               -----------

                        Delaware

Item 2(d):              Title of Class of Securities:
---------               ----------------------------

                        Common Stock

Item 2(e):              CUSIP Number:
---------               ------------

                        21867P10

Item 3:                 If the reporting person is an investment adviser in
------ accordance with ss. 240.13d-1(b)(1)(ii)(E), check this box. [X]

Item 4:                 Ownership:
------                  ---------

                        (a) Amount beneficially owned: 1,209,400

                        (b) Percent of class: 16.60%

                        (c) Number of shares as to which the person has:

                               (i) Sole power to vote or to direct the vote 630,400

                               (ii) Shared power to vote or to direct the vote 531,200.

                               (iii) Sole power to dispose or to direct the
                                     disposition of 1,209,400

                               (iv) Shared power to dispose or to direct the disposition of 0.

Item 5:                 Ownership of Five Percent or Less of a Class:
------                  --------------------------------------------

                        Not Applicable.




                               Page 3 of 4 Pages

Item 6:                 Ownership of More than Five Percent on Behalf of Another
------                  Person:
                        --------------------------------------------------------

                        Warburg Pincus Asset Management, Inc. ("WPAM") is an Investment Adviser registered with the United States Securities and Exchange Commission. WPAM serves as investment adviser to many accounts including various registered investment companies. The securities which are the subject of this report are owned by our accounts. In this report no account owned more than 5%.


Item 7:                 Identification and Classification of the Subsidiary
------ Which Acquired the Security Being Reported on By the Parent Holding Company:
                        ----------------------------------------------------

                        Not Applicable.

Item 8:                 Identification and Classification of Members of the
------                  Group:
                        ---------------------------------------------------

                        Not Applicable.

Item 9:                 Notice of Dissolution of Group:
------                  ------------------------------

                        Not Applicable.

Item 10:                Certification:
-------                 -------------

                        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   January 8, 1999



                                          By:  /s/ Linda S. Iovan
                                             ----------------------
                                             Name:  Linda S. Iovan
                                             Title: Vice President





                               Page 4 of 4 Pages